EXHIBIT 99.1

United Bancorporation of Alabama, Inc.

Dear Fellow Stockholders:

     I reported to you earlier this year that we were making plans to make available dividend reinvestments for stockholders of United Bancorporation of Alabama, Inc. I am pleased to send you the enclosed prospectus describing our new Dividend Reinvestment Plan. Through the Plan, you may purchase additional shares of United Bancorporation common stock using cash dividends that you receive on your shares of common stock.

     If you choose to participate in the Plan:

     you will pay no service charges or brokerage commissions for shares purchased on your behalf under the Plan

     • your dollars will be invested in full and fractional shares (to four decimal places)

     • dividends will be credited to your account on both full and fractional shares

     • your dividends will be invested semi-annually (on each dividend date)

     • your record keeping will be simplified because you will receive a statement each time there is activity in your Plan account

     • the shares of United Bancorporation of Alabama, Inc. common stock purchased on your behalf under the Plan will be held in safekeeping until termination of your participation in the Plan, or until you request that a certificate be issued to you

     • you may terminate your participation in the Plan at any time

     The prospectus provides complete details of the Plan in simple question and answer form. We recommend that you review the description of the Plan carefully and that you retain the prospectus for future reference. Please note that we reserve the right to suspend, modify, or terminate the Plan at any time.

     If you wish to enroll in the Plan, simply complete the enclosed Authorization Card and return it in the enclosed postage-paid envelope. You may enroll for partial dividend reinvestment or for full dividend reinvestment. If you do not participate in the Plan, there will be no change in the way you receive dividends — you will continue to receive checks or have your funds direct deposited for your dividends as they are declared and paid.

     If you have question about the Plan or enrolling in the Plan, you may contact the Plan Administrator, Registrar and Transfer Company, at 1-800-368-5948 or call Earl Everette at United Bank, 251-368-2525.

     Thank you for your past and continued support of our Company.

Very truly yours, /s/ Robert R. Jones, III Robert R. Jones, III President & Chief Executive Officer